UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Definitive Proxy Statement
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VIRAGEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIRAGEN, INC.

865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324
954-233-8746

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on June 11, 2004

To the Stockholders of Viragen, Inc.

PLEASE TAKE NOTICE that Viragen, Inc., a Delaware corporation, will hold a special meeting of stockholders at the Renaissance Plantation Hotel located at 1230 Pine Island Road, Plantation, Florida, on Friday, June 11, 2004 at 2:00 P.M., local time, or at any and all adjournments, at which our stockholders will be requested:

1.	To authorize the possible issuance of more than 19.9% of our common stock in a financing transaction pursuant to which Viragen will receive gross proceeds of $20 million through the sale of its convertible notes and common stock purchase warrants to eight institutional investors;

2.	To authorize amendments to Viragen’s Certificate of Incorporation to (a) effect a 1-for-10 reverse stock split of Viragen’s outstanding common stock and (b) change the number of shares of common stock that Viragen is authorized to issue; and

3.	To transact other business that may properly come before the meeting or any adjournment.

     A copy of our proxy statement, which is being first mailed to stockholders on or about May 12, 2004, is attached.

     The board of directors has fixed the close of business on May 3, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. If you do not expect to be present at the meeting, you are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is used and mailed in the United States. You may also vote electronically via the internet or by telephone.

By Order of the Board of Directors,
/s/ Dennis W. Healey
Dennis W. Healey, Secretary

Plantation, Florida
May 5, 2004

This is an important meeting, and you are cordially invited to attend the meeting in person. If you are unable to attend in person, please execute and return the enclosed proxy card, or vote electronically via the internet or by telephone at your earliest convenience. Promptness in returning the executed proxy card will be appreciated. If you vote by proxy, you may nevertheless attend the meeting, revoke your proxy and vote your shares in person.

OUTSTANDING STOCK AND VOTING RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE:
AUTHORIZATION TO ISSUE MORE THAN 19.9% OF VIRAGEN’S COMMON STOCK IN A FINANCING
TRANSACTION PURSUANT TO WHICH VIRAGEN WILL RECEIVE GROSS PROCEEDS OF $20
MILLION THROUGH THE SALE OF CONVERTIBLE NOTES AND COMMON STOCK PURCHASE
WARRRANTS TO EIGHT INSTITUTIONAL INVESTORS
PROPOSAL TWO:
PROPOSAL TO AUTHORIZE AMENDMENTS TO VIRAGEN’S CERTIFICATE OF INCORPORATION TO
(A) EFFECT A 1-FOR-10 REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK AND
(B) A CHANGE IN THE NUMBER OF SHARES OF COMMON STOCK WE ARE AUTHORIZED TO ISSUE
NO RIGHTS OF APPRAISAL
INTEREST OF CERTAIN PERSONS IN OPPOSITION TO MATTERS TO BE ACTED UPON
OTHER MATTERS
AVAILABILITY OF FORM 10-K ANNUAL REPORT AND FORM 10-Q QUARTERLY REPORT

VIRAGEN, INC.

865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS

     This proxy statement is being furnished to you by the board of directors of Viragen, Inc., a Delaware corporation, in connection with a solicitation of proxies for use at our special meeting of stockholders. We will hold a special meeting at the Renaissance Plantation Hotel located at 1230 Pine Island Road, Plantation, Florida, on Friday, June 11, 2004 at 2:00 P.M., local time, or at any and all adjournments. We will bear the cost of this solicitation. The date of mailing of this proxy statement and form of proxy is approximately May 12, 2004.

OUTSTANDING STOCK AND VOTING RIGHTS

     The board of directors has fixed the close of business on May 3, 2004 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders of record on that date will be entitled to vote. If you submit your proxy on the accompanying form, you have the power to revoke it by notice of revocation directed to the proxy holder at any time before it is voted. Unless you withhold authority in writing, proxies, which are properly executed, will be voted for the proposals. Although you may have given your proxy, you may nevertheless attend the meeting, revoke your proxy and vote in person.

     As of May 3, 2004, the record date for determining our stockholders entitled to notice of, and to vote at, the special meeting, 365,668,242 shares of our common stock, $0.01 par value, were outstanding. Each share of common stock outstanding entitles the holder to one vote on all matters submitted to stockholders for consideration at the special meeting. The quorum necessary to conduct business at the special meeting consists of a majority of the shares of common stock outstanding (182,834,122 shares) as of the record date. Broker non-votes will be counted for determining the presence of a quorum at the special meeting. Broker non-votes cover shares of our voting stock held in record name by a broker or nominee as to which the broker or nominee does not have discretionary voting power and has not received specific direction from the beneficial owner as to how the shares are to be voted.

     Approval for the financing transaction described in Proposal One requires the affirmative vote of a majority of the shares of our common stock present at the special meeting in person or by proxy and entitled to vote on the Proposal. Approval to amend our Certificate of Incorporation to effect the 1-for-10 reverse stock split and the change in our authorized shares described in Proposal Two requires the affirmative vote of a majority of our outstanding shares entitled to vote on the Proposal. Abstentions will have the effect of a vote against Proposal One and Proposal Two. Broker non-votes will not be counted and will have no effect on the outcome of Proposal One but will have the effect of a vote against Proposal Two. The agreement governing the financing transaction described in Proposal One requires the reverse stock split to be approved by our stockholders as a condition to consummation of the financing transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows certain information regarding Viragen common stock beneficially owned at May 3, 2004, by:

•	each person who is known by us to own beneficially or exercise voting or dispositive control over 5% or more of Viragen common stock;

•	each of our directors; and

•	all officers and directors as a group.

     Under securities law, a person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within 60 days. Beneficial ownership may also attribute shares owned of record by one person to another person, such as the record holder’s spouse, minor children, corporation or other business entity. At May 3, 2004, there were 365,668,242 shares of Viragen common stock outstanding. Except as otherwise indicated, we have been informed that the persons identified in the table have sole voting and dispositive power with respect to their shares.

			Beneficial Ownership of
	Number of Shares	Percent	Shares	Shares
	Beneficially	of	Currently	Acquirable Within
Name of Beneficial Owner	Owned	Class	Outstanding	60 days
Carl N. Singer	4,469,341	1.2%	4,111,841	357,500
Charles A. Rice	1,000,000	*	—	1,000,000
Douglas Lind	467,619	*	215,119	252,500
Per-Erik Persson	20,000	*	5,000	15,000
Randolph A. Pohlman	26,117	*	11,117	15,000
Robert C. Salisbury	390,000	*	205,000	185,000
Charles J. Simons	211,964	*	194,464	17,500
C. Richard Stafford	58,186	*	30,686	27,500
Officers and Directors as a group (11 persons)	8,584,174	2.3%	5,814,174	2,770,000

*	Less than 1%.

     The beneficial ownership attributed to Carl N. Singer includes 3,736,341 shares of common stock held by various limited partnerships for which Fundamental Management Corporation serves as the general partner. Mr. Singer serves as the chairperson of Fundamental Management Corporation. Mr. Salisbury is a director of Fundamental Management Corporation and an investor in a fund managed by Fundamental Management Corporation. Mr. Simons is an investor in a fund managed by Fundamental Management Corporation.

     Under the terms of the financing transaction discussed under Proposal One, no investor may convert its notes or exercise its warrants into common shares if the conversion or exercise would result in the beneficial ownership of in excess of 9.9% of our outstanding common stock determined in accordance with Section 13(d) of the Exchange Act.

PROPOSAL ONE:

AUTHORIZATION TO ISSUE MORE THAN 19.9% OF VIRAGEN’S COMMON STOCK IN A FINANCING
TRANSACTION PURSUANT TO WHICH VIRAGEN WILL RECEIVE GROSS PROCEEDS OF $20
MILLION THROUGH THE SALE OF CONVERTIBLE NOTES AND COMMON STOCK PURCHASE
WARRRANTS TO EIGHT INSTITUTIONAL INVESTORS

American Stock Exchange Requirement

     The requirements of the American Stock Exchange provide that we submit for approval of our stockholders any issuance of our common stock in a single transaction or in a series of related transactions that could exceed 19.9% of our outstanding common stock if such issuance could be made at less than fair market value measured on the date the agreement to issue the stock is made.

     Proposal One relates to a financing transaction falling under the American Stock Exchange requirement. We are seeking your authorization to issue more than 19.9% of our common stock in this transaction. Proposal One is the subject of purchase agreements which were executed on April 1, 2004, but which have not yet been consummated.

     We calculated the number of shares issuable under Proposal One based upon the market price of our common stock at the time the April 1, 2004 purchase agreements were executed. A decrease in market price at the time of the reverse stock split described in Proposal Two (the “Reverse Stock Split”) could increase the number of shares that may be issued at the time of conversion of the notes, including principal and accrued interest, and exercise of the warrants. The actual number of shares we issue upon conversion of the notes will depend upon the market price of our common stock over the five trading days immediately following the Reverse Stock Split, but will not be more than 133,333,333 shares (before giving effect to the Reverse Stock Split), plus shares issuable in payment of accrued interest. The actual number of shares we issue upon exercise of the warrants will also depend upon the market price of our common stock over the five trading days immediately following the Reverse Stock Split, but will not be more than 53,333,333 shares (before giving effect to the Reverse Stock Split).

Reasons for the Financing Transaction

     Viragen was and continues to be predominantly a research and development company. Revenue generation from products that we acquire or develop requires approvals from various regulatory authorities. Required regulatory approvals are subject to the successful completion of lengthy and costly clinical trials and the successful completion of any clinical trial project also depends on our ability to raise significant investment capital. As a result of the foregoing, our activities continue to be capital intensive and we are not currently able to offset the costs of capital expenditures with operating revenues. We expect to continue to incur losses from our research and development until we are able to generate substantial revenues from the sale of products that we acquire or develop.

     We have historically disclosed that our future capital requirements are dependent upon many factors, including: revenue generated from the sale of our natural human interferon product, progress with future and ongoing clinical trials; the costs associated with obtaining regulatory approvals; the costs involved in patent applications; competing technologies and market developments; and our ability to establish collaborative arrangements and effective commercialization activities. Our operating losses and working capital requirements continue to adversely affect cash flow, and we estimate that we will require additional funding of approximately $25 million, over the next two years. This amount represents our estimate of the funds necessary to service existing and projected debts attributable to working capital requirements as well as planned capital expenditures. In the event of our inability to raise capital, or a lack of expanded revenue from the sale of our natural human interferon product, we will likely be unable to meet our operating requirements.

     For all of the foregoing reasons, we have sought and continue to seek additional capital. The recent economic and political environment has made raising capital difficult and we have found few sources of available funds. To date, our success in attracting additional funding has been limited to transactions in which we issue additional equity securities. In light of the availability of this type of financing, and the lack of alternative proposals, the board of directors has determined that the continued use of our equity for these purposes may be necessary if Viragen is to sustain operations. The board of directors recommends that stockholders authorize us to issue more than 19.9% of our common stock in connection with the financing transaction. The purchase agreements provide that stockholder approval for the financing transaction is a condition precedent to consummation of the sale of notes and warrants.

Terms of the Financing Transaction

     On April 1, 2004, Viragen entered into purchase agreements for the purchase and sale of $20 million in convertible promissory notes and common stock purchase warrants to eight institutional investors. Under the terms of the agreements, at closing Viragen will receive approximately $19 million, net of a 5% finder’s fee and legal expenses.

     The promissory notes:

•	will mature March 31, 2006,

•	bear interest at the rate of 7% per annum, payable in cash of common stock at our option, and

•	will be convertible into shares of Viragen common stock at the lesser of $.20 per share and the average closing bid prices for Viragen common stock during the five trading days immediately following the effective date of the Reverse Stock Split, but not less than $.15 per share.

     In the event that the notes were converted at their current conversion price, we would issue 100,000,000 shares (before giving effect to the Reverse Stock Split) upon conversion of the notes, plus shares issuable in respect of accrued interest. However, since the conversion price of the notes will be recalculated and may be reduced depending upon prevailing market prices for our common stock during the five trading days immediately following the effective date of the Reverse Stock Split, any reduction in the conversion price will increase the number of shares issuable upon conversion of the notes; however, no such reduction will result in our issuance of more than 133,333,333 shares (before giving effect to the Reverse Stock Split) upon conversion of the notes, plus shares issuable in respect of accrued interest.

     At closing, each purchaser of notes will also receive three-year common stock purchase warrants in an amount equal to 40% of the number of shares issuable upon conversion of its note, exercisable at 120% of the conversion price of the note. Based upon the current $0.20 conversion price of the notes, warrants to purchase an aggregate of 40,000,000 shares (before giving effect to the Reverse Stock Split) of our common stock will be issued at the closing. However, to the extent that the conversion price of the notes is reduced as described in the preceding paragraph, the number of shares issuable upon exercise of the warrants may be increased; provided that no such reduction will result in our issuance of more than 53,333,333 shares (before giving effect to the Reverse Stock Split) upon exercise of the warrants.

     The notes may be prepaid by Viragen at 110% of their face amount, plus the issuance to note holders of additional warrants to purchase the number of shares of Viragen common stock into which the notes would otherwise have been convertible, at an exercise price equal to the prevailing conversion price of the notes at the time the additional warrants are issued. If issued on prepayment, the warrants may be exercised for the period that would have been the remaining life of the notes had they not been prepaid. Commencing one year after issuance, Viragen also has the right to induce note holders to convert their notes at a time when the market value of the shares underlying the notes substantially exceeds the fair amount of the notes. This right is exercisable by calling the notes for redemption, at their face amount under circumstances that allow the holders to convert the notes before they are redeemed. Viragen’s exercise of this right is, subject to certain limitations, including that Viragen’s common stock has traded at 200% or more of the conversion price of the notes on each of the 30 trading days ending five days prior to the date Viragen gives notice of the redemption.

     The conversion price of the notes and the exercise price of the warrants are subject to adjustment to reflect certain events, including:

•	stock splits,

•	dividends,

•	distributions on our common stock, and

•	our issuance of additional common stock at less than the conversion price of the notes, the exercise price of the warrants or the fair market value of our common on the date of issuance.

     This adjustment could result in the issuance of greater numbers of shares upon conversion of the notes or exercise of the warrants than the amounts issuable at the time the investors purchase the notes and warrants.

     The $20 million purchase price for the notes and warrants was deposited into escrow accounts pending satisfaction of all conditions precedent to closing, including receipt of stockholder approval for the sale of the notes and warrants, as well as for the Reverse Stock Split. The Reverse Stock Split is discussed in further detail in Proposal Two.

     The purchase agreements provide that Viragen pay interest on the escrowed purchase price at the rate of 10% per annum until the date Viragen issues the notes and warrants (or the date the escrowed funds are returned to investors if Viragen fails to get stockholder approval of the sale of the notes and warrants or the Reverse Stock Split), at which time the interest rate on the notes will be 7% per annum. Closing of the sale of notes and warrants, at which the notes and warrants will be issued and the purchase price delivered to Viragen, is expected to take place approximately five business days following our receipt of stockholder approval for the financing transaction and the Reverse Stock Split.

     At the closing of this transaction, we have agreed to pay HPC Capital Management a finder’s fee of 5% and issue HPC Capital Management 800,000 (before giving effect to the Reverse Stock Split) three-year common stock purchase warrants exercisable for cash or on a cashless basis at a price equal to the conversion price of the notes issued to investors.

Vote Required for Approval

     The board of directors recommends that stockholders vote “For” Proposal One. The approval of Proposal One requires the affirmative vote of a majority of the shares of Viragen common stock present at the special meeting in person or by proxy and entitled to vote on the Proposal.

PROPOSAL TWO:

PROPOSAL TO AUTHORIZE AMENDMENTS TO VIRAGEN’S CERTIFICATE OF INCORPORATION TO
(A) EFFECT A 1-FOR-10 REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK AND
(B) A CHANGE IN THE NUMBER OF SHARES OF COMMON STOCK WE ARE AUTHORIZED TO ISSUE

     The board of directors has voted to authorize and recommend that our stockholders approve amendments to Viragen’s Certificate of Incorporation (the “Certificate of Amendment”) to (a) effect a 1-for-10 reverse stock split (the “Reverse Stock Split”) of our common stock and (b) a change in the number of shares of common stock we are authorized to issue from 700,000,000 shares, $.01 par value per share, to 100,000,000 shares, $.01 par value per share (the “Change in Authorized Shares”). Pursuant to the Reverse Stock Split, each 10 outstanding shares of our Common Stock on the effective date of the Reverse Stock Split (the “Old Shares”) will be automatically converted into one share of our post-split Common Stock (the “New Shares”). The Reverse Stock Split and Change in Authorized Shares, if approved by stockholders, will become effective following our receipt of all required regulatory authorizations and once the Certificate of Amendment has been filed with the Delaware Secretary of State.

     A vote in favor of Proposal Two includes a vote in favor of the Reverse Stock Split and a vote in favor of the Change in Authorized Shares.

The Reverse Stock Split

Purpose and Effect of Proposed Reverse Stock Split

     Approval for the Reverse Stock Split is a condition precedent to consummation of the financing transaction described in Proposal One. The Board also believes the Reverse Stock Split may generate increased interest in Viragen in the investment community, including institutional investors, by increasing the trading price per share of our common stock.

     The effect of the Reverse Stock Split upon the market price for our common stock cannot be predicted. There can be no assurance that the market price per New Share of our common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of Old Shares of our common stock outstanding resulting from the Reverse Stock Split. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

     The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our stockholders becoming entitled to a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split, one full share of our common stock.

     If approved by stockholders, on the effective date of the Reverse Stock Split:

•	the number of outstanding shares of Viragen common stock will be reduced to approximately one-tenth the number of outstanding shares immediately prior to the effective date and the number of shares owned by each holder of common stock will be reduced by the ratio of 10-to-1 shares of common stock he or she owned immediately prior to the Reverse Stock Split,

•	the per share loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding,

•	all outstanding shares of Series A Preferred Stock entitling holders thereof to receive, upon conversion, shares of common stock will enable such holders to receive, upon conversion thereof, the same percentage of outstanding shares of common stock which such holders would have received upon conversion thereof immediately preceding the Reverse Stock Split,

•	all outstanding options and warrants entitling the holders thereof to purchase shares of common stock will enable the holders to purchase, upon exercise of their options and warrants, one-tenth of the number of shares of common stock which the holders would have been able to purchase upon exercise of their options and warrants immediately preceding the Reverse Stock Split at the same aggregate price required to be paid upon exercise immediately preceding the Reverse Stock Split, and

•	all shares issuable upon exercise of options to purchase Viragen common stock, including those covered by our 1997 Amended Stock Option Plan and 1995 Amended Stock Option Plan, will be proportionately adjusted to give effect to the Reverse Stock Split.

     The Reverse Stock Split will have no effect on the par value of our common stock, which will remain $.01 per share. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to the common stock will be reduced to one-tenth of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.

     In connection with the Reverse Stock Split, our common shares will be assigned a new CUSIP Number, which is not known at this time.

Manner of Effecting the Reverse Stock Split and the Exchange of Stock Certificates

     The Reverse Stock Split will be effected by the filing of the Certificate of Amendment with the Secretary of the State of Delaware. The Reverse Stock Split will become effective following receipt of all required regulatory authorizations, and on the date specified in our Certificate of Amendment (the “Effective Date”).

     Stockholders whose shares are held by their brokers or other nominees in street name need not submit certificates to exchange their Old Shares for New Shares, as the exchange of shares will be made by your broker or nominee. Stockholders of record may exchange their Old Shares for New Shares by following the procedure described in the next paragraph.

     As soon as practicable after the Effective Date, we will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares into which his Old Shares have been reclassified as a result of the Reverse Stock Split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until such stockholder has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of New Shares in the appropriately reduced number.

Certain Federal Income Tax Consequences

     We believe that the federal income tax consequences of the Reverse Stock Split to holders of Old Shares and holders of New Shares will be as follows:

1.	Except as set forth in (5) below, no gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

2.	Except as set forth in (5) below, the aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged.

3.	Except as set forth in (5) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

4.	The conversion of the Old Shares into the New Shares will produce no gain or loss to us.

5.	The federal income tax consequences of the receipt of an additional share of common stock in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.

     Our beliefs regarding, the tax consequence of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

     This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as bank, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

     The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he resides.

     The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Reverse Stock Split.

The Change in Authorized Shares

     Viragen is currently authorized to issue 700,000,000 shares of common stock, $.01 par value per share, of which, 365,668,242 shares are issued and outstanding on the date of this proxy statement. The Reverse Stock Split, in and of itself, does not affect the number of shares of common stock we are authorized to issue. However, in light of the number of shares that will be outstanding following the Reverse Stock Split, we do not believe that we require 700,000,000 shares to be authorized following the Reverse Stock Split. If we were to not reduce the number of shares of common stock we are authorized to issue, after giving effect to the Reverse Stock Split and the issuance of shares reserved for issuance, approximately 640,000,000 shares of common stock would be available for future issuance. Following discussion and evaluation, our board of directors concluded that, after giving effect to the Reverse Stock Split, a reduction to 100,000,000 authorized shares of common stock would enable us to meet our current needs and reasonably anticipated future contingencies. Therefore, the board of directors has authorized Viragen to include a provision in the Certificate of Amendment providing that, on the effective date of the Reverse Stock Split, the number of authorized shares of common stock be changed to 100,000,000 shares, $.01 par value per share.

     The following table illustrates the amount of authorized, outstanding, reserved and unreserved shares of common stock before and after the Reverse Stock Split and Change in Authorized Shares:

	Prior to the	After Giving Effect to
	Reverse Stock Split	the Reverse Stock
	and Change in	Split and Change in
	Authorized Shares	Authorized Shares
		(rounded)

Authorized shares	700,000,000	100,000,000
Less:
Outstanding shares of common stock	365,668,242	36,567,000
Shares reserved for future issuance:
Shares issuable in the financing transaction described in Proposal One*	186,666,666	18,667,000
Private placement warrants	29,084,350	2,910,000
Employee and director stock options	4,107,000	411,000
Consultant warrants	1,916,000	192,000
Series A, preferred stock	11,289	1,200

	221,785,305	22,181,200

Unreserved shares available for issuance	112,546,453	41,251,800

*Assuming conversion of the notes and exercise of the warrants issuable in the financing transaction at the lowest contractual conversion and exercise prices available.

     Our board of directors also believes that if the Change in Authorized Shares is approved by our stockholders, the excess of authorized shares over those issued and outstanding and reserved for issuance will provide us with increased financial flexibility and will enable us to conclude transactions in which we issue additional shares without the expense and delay of a special stockholders’ meeting. Future transactions in which our shares may be issued include business expansion, strategic acquisitions or partnerships, equity financings, and other corporate purposes. Viragen has not identified any third party or particular transaction in which currently authorized or newly authorized shares will be issued, nor has Viragen entered into any commitments, understandings or agreements requiring the issuance of such shares.

     If the Change in Authorized Shares is approved by the stockholders, the board of directors will be empowered, without the necessity of further action or approval of our stockholders, to issue up to 100 million shares of common stock. However, guidelines of the American Stock Exchange may require us to submit for approval of our stockholders, any issuance of our common stock in a single transaction or in a series of related transactions, that could exceed 19.9% of our outstanding common stock if such issuance could be made at less than fair market value measured on the date the agreement to issue the stock is made. In addition, Delaware law may require stockholder approval for certain corporate transactions such as a merger or sale of all or substantially all of our assets.

     Following the Change in Authorized Shares, each share of authorized common stock will have the same rights and privileges as each share of existing common stock. The issuance of additional common stock, whether before or after the Change in Authorized Shares, will decrease the percentage ownership of us by our existing stockholders and, depending upon the price at which such shares are issued, could be dilutive to existing stockholders.

Vote Required for Approval

     The board of directors recommends that stockholders vote “For” Proposal Two. The approval of Proposal Two requires the affirmative vote of a majority of the outstanding shares of Viragen common stock entitled to vote on the Proposal.

NO RIGHTS OF APPRAISAL

     Under the laws of the State of Delaware, our dissenting stockholders are not entitled to appraisal rights with respect to our proposed Amendment to our Certificate of Incorporation or with respect to the ratification of the Financing Transactions, and we will not independently provide our stockholders with any such right.

INTEREST OF CERTAIN PERSONS IN OPPOSITION
TO MATTERS TO BE ACTED UPON

     Management is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, or associate of the foregoing persons in any matter to be acted on, as described herein.

OTHER MATTERS

     Management is not aware of any other business which may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

AVAILABILITY OF FORM 10-K ANNUAL REPORT
AND FORM 10-Q QUARTERLY REPORT

     We will deliver without charge a copy of our annual report on Form 10-K for the year ended June 30, 2003 and our most recent quarterly report on Form 10-Q for the quarterly period ended December 31, 2003 that have been filed with the SEC to stockholders receiving this proxy statement. Both are exclusive of exhibits filed with the Securities and Exchange Commission. If you would like to receive a copy of these items, you may request copies by writing or telephoning us at the following address and telephone number: Dennis W. Healey, Chief Financial Officer, 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324, 954-233-8746. Copies of our filings are also available at the Securities and Exchange Commission website at http://www.sec.gov.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

VIRAGEN, INC.

     The undersigned hereby appoints Carl N. Singer and Charles A. Rice, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Viragen, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of Viragen to be held June 11, 2004 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments

FOLD AND DETACH HERE

You can now access your Viragen, Inc. account online.

Access your Viragen, Inc. stockholder account online via ServiceDirect® (ISD)

Mellon Investor Services LLC, Transfer Agent for Viragen, Inc. now makes it easy and convenient to get current information on your stockholder account.

•	View account status

•	View Certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS

1.	To authorize the possible issuance of more than 19.9% of our common stock in a financing transaction pursuant to which Viragen will receive gross proceeds of $20 million through the sale of its convertible notes and common stock purchase warrants to eight institutional investors.

☐ FOR ☐ AGAINST ☐ ABSTAIN

2.	To authorize the Board of Directors to effect a 1-for-10 reverse stock split of Viragen’s outstanding common stock and a reduction in the number of shares of common stock Viragen is authorized to issue.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Consenting to receive all future annual materials and shareholder communication electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature ______________________________ Signature _______________________________ Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

You Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

YOUR VOTE IS IMPORTANT! — YOU CAN VOTE IN ONE OF THREE WAYS:

1.	TO VOTE BY INTERNET: http://www.eproxy.com/vra/ Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

2.	TO VOTE BY TELEPHONE: 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

3.	VOTE BY MAIL: Mark, sign and date your proxy card and return it promptly in the enclosed postage-paid envelope.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

     You can view our Annual Report, Quarter Reports and Proxy Statement on the internet at www.viragen.com

THANK YOU FOR VOTING.